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                                                                Exhibit 23




                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Federated Department Stores, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-88240 and 33-88242) on Form S-8 of Federated Department Stores, Inc. of our report dated February 28, 1995, relating to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of January 28, 1995 and January 29, 1994, and the related consolidated statements of income and cash flows for the fifty-two week periods ended January 28, 1995, January 29, 1994 and January 30, 1993, which report appears in the January 28, 1995, annual report on Form 10-K of Federated Department Stores, Inc.



                                                        KPMG PEAT MARWICK LLP



Cincinnati, Ohio
April 18, 1995